                                   EXHIBIT 5

                                                                       EXHIBIT 5





                                 April 29, 1994


V.F. Corporation
P.O. Box 1022
Reading, PA  19603

         Re: V.F. Corporation's Post-Effective Amendment No. 1 to the Registration Statement on Form S-8/S-3 (No. 33-55014)

Gentlemen:

         We have participated in the preparation of the Post-Effective Amendment No. 1 to V.F. Corporation's Registration Statement No. 33- 55014 on Form S-8/S-3 to be filed with the Securities and Exchange Commission by V.F. Corporation ("VF") for the purpose of registering shares of Common Stock reserved for issuance upon exercise of stock options granted to employees of V.F. Corporation pursuant to its 1982 and 1991 Stock Option Plans and the related Prospectus of V.F. Corporation that registers for resale the shares by certain Selling Shareholders listed therein. The Post-Effective Amendment also constitutes Post-Effective Amendment No. 3 to V.F. Corporation's Registration Statement on Form S- 8/S-3 (Registration No. 2-26566) and Post-Effective Amendment No. 7 to VF's Registration Statement on Form S-8/S-3 (Registration No. 2-85579), which relate to shares of Common Stock of VF reserved for issuance upon exercise of stock options granted to employees of VF pursuant to VF's 1982 and 1991 Stock Option Plan. As counsel to VF, we have examined such corporate records, certificates and other documents as we considered to be relevant and necessary to express the opinion hereinafter set forth.

         On the basis of the foregoing and of our consideration of such other legal and factual matters as we have deemed appropriate, we are of the opinion that the Common Stock of VF covered by the Registration Statement has been duly authorized and, when the options granted under the Plan are exercised, will be legally issued, fully paid and non-assessable, assuming that the applicable option exercise price (as that term is defined in the Plan) is paid with respect to each share of Common Stock prior to issuance and full compliance with the Plan is otherwise made.

         This opinion is being delivered to you in compliance with Item 601(b)(5)(i) of Regulation S-K of the Securities and Exchange Commission. This firm consents to the filing of this opinion as an exhibit to the Registration Statement.



                                           Very truly yours,

                                           CLARK, LADNER, FORTENBAUGH & YOUNG